Exhibit 10.7

August 17, 2000

Crystal Magic, Inc.
2120 Hidden Pine Lane
Apopka, Florida 32712

Attn.: Steven M. Rhodes

Re:           Crystal Magic Carts
Universal Orlando

Dear Mr. Rhodes:

Thank you for your proposal regarding the operation of a cart/kiosk in Universal Studios Florida and Universal Studios Islands of Adventure (the “Attractions”). This letter will confirm and contain the terms and conditions of the agreement (“Agreement”) between Crystal Magic, Inc., a Florida corporation (“Licensee”) and Universal City Development Partners. LP a Delaware limited partnership, (“UCDP”) pursuant to which Licensee is granted the license to operate multiple carts/kiosks within the Attractions for the purposes stated below. In consideration of the mutual benefits derived from this Agreement, Licensee arid UCDP agree to the following terms and conditions:

1.           Definitions.

(a)           Attractions: The theme parks known as Universal Studios Islands of Adventure (“IOA”) and Universal Studios Florida (“USF”) both of the foregoing being located in the “Resort” known as Universal Orlando, Orlando, Florida.

(b)           Business: Defined in Section 3(a).

(c)           Concession Fee: The consideration and compensation due from Licensee and payable to UCDP for the license granted hereunder and for the use of the Locations and privilege of operating the Business in the Attractions. The Concession Fee, and any other sums or consideration due under this Agreement will be due UCDP without demand and without deduction, set-off, claim or counterclaim of any nature whatsoever which Licensee may have or allege to have against UCDP, and all such payments will, upon receipt or retention by UCDP, be and remain the sole and absolute property of UCDP, Further, such Concession Fees will be calculated on the Gross Revenues, regardless of whether such Gross Revenues were generated by cash sales, Universal Scrip, Resort Hotel charges under Section 4(d) below or credit/charge sales. See Section 4(a).

(d)           Effective Date: The Effective Date of this Agreement and the parties obligations hereunder (excepting only Licensee’s obligations to pay the Concession Fee and Minimum Monthly Fee) will commence on the date of full execution of this Agreement as indicated below by the date on which this Agreement is executed by the last party signing same.

(e)           Gross Receipts: All proceeds, including, but not limited to, all moneys and all other things of value (including charge receipts, Universal Scrip and Resort Hotel charges) received by or paid to Licensee or any other person on Licensee’s account by reason of Licensee’s operation of the Business, less only (i) the amount of any returns or refunds with respect to sales from the Business by customers of the Business provided that the original sales price thereof was included in Gross Receipts and (ii) any “Permitted Discounts” (defined in Section 3(e) below) on “Merchandise” (defined in Section 1(m) below). For example, with regards to the Permitted Discounts, a ten percent (10%) discount is permitted on a two dollars ($2.00) piece of Merchandise, then included in Gross Receipts would be the sum of one and 80/100 ($1.80) dollars for such item. The Permitted Discounts will be the only discount permitted to be exclude from Gross Receipts. No other discounts not specifically permitted under this Agreement, regardless of the amount thereof, will be permitted.

(f)           Gross Revenues: Gross Receipts less only any retail sales tax or excise tax imposed by law on the sale of goods and services which are payable to the taxing authority and which are actually stated separately and collected by the Licensee.

(g)           Initial Term: Defined in Section 2(a).

(h)           Kiosk or Kiosks: The carts, kiosks or other retail locations from which Licensee will operate the Business.

(i)           Licensee: Crystal Magic, Inc.

(j)           Licensee’s Plans: Those plans, if any, prepared by Licensee for UCDP’s approval which set forth the design, layout, materials, theme and overall appearance of the Kiosks and the production area.

(k)           Licensee’s Share: The amount of Gross Revenues remaining after deducting therefrom (i) the Concession Fee, (ii) the applicable sales tax on the Concession Fee, and (iii) any other sums which may be due UCDP under this Agreement, including, but not limited to any Minimum Monthly Fee, Deferral Repayments, Orientation Fee(s), Wardrobe Charge, Resort Hotel charges, credit card fees and any Royalty Fees. See Section 4 below.

(l)           Location or Locations; The designated sites within the Attractions where the Kiosks will be located, as the same may be changed, from time to time, at UCDP’s sole discretion, taking into account the volume of business experienced by the Attractions, traffic flow in the Attractions, any special events taking place in the Attractions and Licensee’s performance at each Location and/or Attractions. UCDP will have the right to request that Licensee locate more than one (1) Kiosk in any of the Attractions or UCDP may, at its option, elect not to locate more than one (1) Kiosk in any one or more of the Locations. Licensee acknowledges that UCDP shall have the ultimate decision, in its sole judgment, as to where and how many Kiosks will be located in the various Attractions. Notwithstanding the foregoing, to the extent the same is financially feasible, it is agreed that UCDP will make a good faith effort to offer Licensee multiple Locations in each of the Attractions to afford Licensee significant exposure of its Merchandise to guests visiting the Attractions; provided, however, the final determination of how many Locations and where such Locations shall be placed will be at UCDP’s sole determination.

(m)           Merchandise: The products, wares, and/or services which Licensee is permitted to produce, display and/or offer for sale to Guests visiting the Attractions under Section 3(a) of this Agreement.

(n)           Minimum Annual Fee and Minimum Weekly Fee; The Minimum Annual Fee is the least amount of consideration on an annual basis Licensee is required to pay to UCDP for each applicable Operating Year for the use and privilege of operating its Business in the Attractions. The Minimum Weekly Fee is one-fifty-second (1/52nd) of the Minimum Annual Fee. The Minimum Weekly Fee will be calculated and paid on a weekly basis. The Minimum Annual Fee and the Minimum Weekly Fee are in addition to, not in lieu of, the annual or weekly Concession Fee and are due the applicable Concession Fee does not exceed the Minimum Annual Fee or Minimum Weekly Fee, as applicable. The Minimum Weekly Fee due for any partial week occurring during the Term will be equal to that sum derived by multiplying the Minimum Annual Fee by a fraction, the denominator of which is three hundred sixty-five (365) and the numerator of which is the number of days in the partial week. See Section 5.

(o)           Annual Adjustment or Weekly Adjustment: The sum, if such sum is a positive amount, derived by subtracting the total annual Concession Fee or the weekly Concession Fee, respectively, from the Minimum Annual Fee or the Minimum Weekly Fee, respectively.

(p)           Operating Year: The first Operating Year is that twelve (12) full consecutive month period immediately following the commencement date of this Agreement as determined in Section 2(a) below, if such date occurs on the first day of a month. The second and succeeding Operating Years will be the next ensuing twelve (12) consecutive month periods following the end of the first Operating Year. If the commencement date does not occur on the first day of a month, then the first Operating Year will consist of the partial month immediately following the commencement date plus the next twelve (12) full consecutive months following such partial month.

(q)           Orientation Fee: The sum due UCDP from Licensee in payment of the orientation program described in Section 17(c) below, which sum will be equal to Forty Dollars ($40.00) for each employee, representative, officer, or individual for each orientation session attended by such employee, representative, officer, or individual.

(r)           Renewal Term: Any period of time beyond the Initial Term for which this Agreement is extended as permitted herein. See Section 2(b).

(s)           Site Manager: Licensee’s on-site full-time manager that is to act as the primary interface with UCDP’s designated representatives.

(t)           Term: The Initial Term and/or any Renewal Term, as applicable.

(u)           Deleted.

(v)           Universal: Universal Studios, Inc. and any of its affiliates, subsidiaries or parent companies, as applicable.

(w)           UCDP: Universal City Development Partners, LP.

(x)           Universal Orlando: The property known and designated as “Universal Orlando” which consists of Universal Studios Florida, Islands of Adventure, Universal’s CityWalk - Orlando, and various resort hotels located on such property. Universal Orlando will also include any additional real property, theme parks, buildings, hotels, and improvements which may be added by UCDP from time to time. Notwithstanding the foregoing, UCDP retains the absolute right to increase or decrease the definition of what properties are included in or excluded from Universal Orlando. Universal Orlando is also referred to herein as the “Resort.”

(y)           Universal Scrip: UCDP produced printed scrip worth the value noted on the face of the scrip (generally in five dollar ($5.00) denominations), which may be exchanged for the face value of the scrip at the UCDP vault. UCDP will accept Universal Scrip on Licensee’s behalf as payment for Merchandise as provided below in Section 5(j). Universal Scrip should not be confused with any other coupons, discounts, or other printed media, whether the same originates from UCDP or any of its affiliates or from a third party.

2.           Term.

(a)           Initial Term: The Initial Term of this Agreement will be for five (5) Operating Years, unless sooner terminated by UCDP as permitted in this Agreement. The commencement date of the Initial Term and Licensee’s obligations to pay the Concession Fee, Minimum Monthly Fee and other charges due hereunder will be the earlier of (i) the date the Business opens any Kiosk to the public in any one or more of the Attractions or (ii) November 1, 2000.

(b)           Renewal Term: At the option of Licensee, Licensee may, subject to the terms contained herein, extend the Initial Term for one (1) additional term of five (5) Operating Years (the “Renewal Term”) if, and only if: (i) Licensee is not in default at the time of exercising the option to extend the Initial Term or at the commencement of the Renewal Term; (ii) Licensee properly and timely exercises its right to extend the Initial Term within the time period provided herein (WITH TIME BEING OF THE ESSENCE), and (iii) the annual Gross Revenues for the fifth (5th) Operating Year of the Initial Term exceed Two Million Seven Hundred Fifty Thousand Dollars ($2,750,000.00) (the “Renewal Base”).

The Renewal Term will be upon the same terms, conditions and charges (including the Concession Fees) as set forth in this Agreement except for the Minimum Annual Fees which shall be adjusted as provided in Section 5(c) below. Licensee may exercise its right to extend the Initial Term by giving written notice of such intention to UCDP no earlier than nine (9) months and no later than three (3) months prior to the end of the Initial Term. If Licensee fails to timely deliver written notice to UCDP at least three (3) months prior to the expiration of the Initial Term, Licensee’s right to extend the Initial Term will be null and void and of no further effect and this Agreement shall terminate at the expiration of the Initial Term. If Licensee exercises its right to extend the Initial Term as provided herein and Gross Revenues for the fifth (5th) Operating Year of the Initial Term do not exceed the Renewal Base, then the Term of this Agreement shall expire thirty (30) days after the expiration of the fifth Operating Year of the Initial Term.

(c)           Unavoidable Delays: If the regular operation of any of the Attractions is materially hampered, interrupted or prevented due to an act of God, war (declared or undeclared), riot, civil disturbance, fire, earthquake, casualty, act of any federal, state or local instrumentality of for any other similar or dissimilar reasons beyond its control and Licensee is unable to operate its Business in any of the remaining unaffected Attractions, UCDP will have the right to suspend the running time of the then existing Term until the resumption of regular operations of the affected Attractions, and in such event UCDP may, at its option, upon written notice to Licensee, extend the then existing Term by a period equal to all or part of the suspension period. Notwithstanding the foregoing, if Licensee is able to operate the Business in one or more of the Attractions, then there shall be no suspension of the tolling of this Agreement nor shall Licensee’s obligations hereunder be affected in any manner as relates to the remaining Attraction(s). During any such period in which the running time of the then existing Term is suspended under the provisions of this Section. Licensee’s payment obligations under Section 4(a) below will also be suspended except that any sums which have become owing prior to such suspension will be paid in accordance with the payment schedule. Upon termination of the suspension, all payments will be resumed. Nothing in this Section will otherwise diminish UCDP’s rights under this Agreement.

(d)           UCDP’s Early Termination Option: Notwithstanding anything to the contrary contained in this Agreement, UCDP may terminate this Agreement for its convenience, with or without cause, in its sole and absolute discretion, on sixty (60) days written notice to Licensee. Licensee acknowledges that the foregoing early termination right is of significant and material consideration to UCDP in entering into this License and that UCDP would not have otherwise considered this License without such early termination right. If UCDP elects to terminate the Agreement during the Initial Term as permitted in this Section 2(d), then Licensee’s right to extend the Initial Term shall become null and void as of the date of such termination by UCDP.

3.           The Business.

(a)           Business, and Trade Name: Licensee will offer for the retail sale to the guests visiting the Attractions the following Merchandise: laser engraved crystal and glass objects and any other products approved in writing by UCDP which have been etched and/or engraved with individually designed and created images, names or photographs of the consumer purchasing such product. The creation and production of any Merchandise completed at any Kiosk will only be for Merchandise sold at such Kiosk. All other production and creation of the Merchandise will occur at such other place or places as may be mutually agreed upon between the parties. The other production and creation area or areas may also be used for the sale at retail of the Merchandise; however, the other production and creation of the Merchandise may be visible to the guests and should be completed in such a manner as to enlighten and entertain the guests. Licensee will be permitted twenty-four (24) hour access to the area or areas used to produce and create the Merchandise in order to produce sufficient amounts to adequately stock the Kiosks. The designs and images to be etched into the glass and/or crystal will be limited to those items approved by UCDP, in writing. The use of any Universal images, logos or licensed properties in the laser etchings will be subject to the limitations contained in Sections 3(k) and (l) below. Licensee will not be permitted to display or sell any items, wares or products not specifically approved by UCDP. Licensee will operate the Business from various Kiosks at the Locations in the Attractions as designated by UCDP under the trade name “Crystal Magic.” Reference in this Agreement to the “Business” will include all Kiosks operated by Licensee under this Agreement as well as any designated areas in the Resort used by Licensee to manufacture the Merchandise.

(b) Approval of Merchandise and Pricing: Prior to being permitted to open any Kiosk for business, Licensee will submit the following to UCDP: (i) drawings or pictures depicting the designs and/or a catalogue containing the Merchandise to be sold at the Kiosks, (ii) a detailed list of all of the Merchandise that Licensee intends to sell at the Kiosks, and (iii) the price at which Licensee proposes to sell such Merchandise. Licensee will only display and sell Merchandise which has been pre-approved, in writing, by UCDP. The preceding restriction and required approval will remain in full force and effect throughout the Term. The pricing of the Merchandise will also be subject to UCDP’s written approval prior to any sales of such Merchandise by the Licensee at the Locations. All Merchandise and prices offered or used by Licensee in the Business will be subject to UCDP’s prior written approval, to assure a quality and price level consistent and compatible with the overall image of Universal Orlando.

In no event will Licensee display or sell from any of the Locations, without the express prior written approval of UCDP, which approval may be withheld at UCDP’s sole and absolute discretion, any merchandise licensed by or affiliated with any theme parks and related facilities, either alone or in conjunction with or as part of any other word or name, including without limitation any merchandise which uses or contains any of the characters or designs associated with any theme parks and related facilities. The phrase “theme parks and related facilities” is intended to mean tourist-oriented attractions having some combination of permanent and temporary entertainment facilities, retail and restaurant facilities, recreational activities and exhibitions based on or related to a unifying theme, and having in excess of 250,000 visitors annually (as well as any area, attraction or business which is associated, operated or marketed in conjunction with a theme park). By way of example and not limitation, the following destinations, and the component attractions, hotels and other support uses contained therein, are “theme parks and related facilities” for the purposes of this Agreement: Magic Kingdom, EPCOT. Disney/MGM Studios, Pleasure Island, and all other attractions and entertainment facilities forming a part of, associated with or controlled by Walt Disney World or The Walt Disney Company; Sea World; and/or Busch Gardens. Further, for the purpose of this Agreement, the term “merchandise licensed by or affiliated with any theme parks” will include all licensed products issued by such theme park or any of its affiliates or parent companies. (For example, any licensed product sold by The Walt Disney Company will be deemed to be a product that is affiliated with Disney World, EPCOT, and/or MGM Studios, as the case may be). Further, Licensee expressly acknowledges and agrees that nothing contained herein will permit or be deemed to permit the sale or display of any merchandise licensed by or affiliated with “Universal,” “Universal Studios®,” “Universal Studios Islands of AdventureSM”, “Universal Studios Floridasm”. “Universal Studios CityWalk™,” or “CityWalk™”, or any combination of the foregoing (either alone or in conjunction with or as a part of any other word or name), including without limitation any merchandise which uses or contains any of the fanciful characters or designs of Universal or any of its related, affiliated or subsidiary companies or entities.

(c)           Hours: At a minimum, the Business will be open to the guests visiting the Attractions during those hours which the retail establishments in the Attractions are open to the public. The parties acknowledge that UCDP has and retains the right, in its sole discretion, to alter and vary the times during which the Business will be required to remain open to the public, including without limitation during special events and promotions in which the Attractions are open to the general public.

(d)           Staffing: Licensee will at all times during the foregoing operating hours, staff each Kiosk with a minimum of one (1) trained competent qualified employee at each of the Locations or, if, at UCDP’s sole reasonable determination after taking into account the guests counts for the applicable Attraction, more employees are required to properly operate the Business and meet Licensee’s obligations under this Agreement, such additional number of trained competent qualified personnel to adequately operate the Business and meet Licensee’s obligations under this Agreement during the operating hours designated by UCDP for the Term.

(e)           Permitted Discounts: Licensee authorizes UCDP to recognize and grant the following discounts (“Permitted Discounts”) on all Merchandise offered from the Business: (i) fifteen percent (15%) percent to all individuals with valid and current Universal Orlando employee identification cards; (ii) ten percent (10%) to all qualified members of the American Automobile Association (“AAA”); (iii) ten percent (10%) to all annual pass holders to any Universal Studios Orlando theme park; and (iv) ten percent (10%) to such other groups or entities identified by UCDP, in writing, to Licensee. For the purpose of this Agreement, the sum so discounted and subtracted from the sales price of the Merchandise as a result of the foregoing Permitted Discounts will be the only sums arising out of any discount on the marked sales price which may be excluded from such sales price when determining Gross Receipts, For the purpose of this provision. “Universal Orlando employees” will mean any individual presenting a current and valid Universal Orlando employee identification card. Qualified members of AAA will mean any individuals presenting a valid and current AAA discount card. Annual pass holders to Universal Orlando will include individuals presenting a current and valid annual or seasonal pass to either or both of the theme parks located in Universal Orlando.

(f)           Sales Presentation: All employees and management engaged by Licensee at the Business will be properly trained by Licensee to interact with guests visiting or dealing with employees of the Business. Licensee will develop interactive sales routines from scripts which have been reviewed and approved in advance by UCDP. Licensee will update and change such scripts (after review and approval by UCDP) on a continuous basis to keep such routines “fresh and new.” UCDP, or its selected representative, will have the right, from time to time and without notice to Licensee, to randomly audit the sales presentations and service levels. UCDP will notify Licensee of any portion of the presentation, service, material or activity which UCDP finds objectionable. Licensee will, within twenty-four (24) hours of receipt of such notice, cure and eliminate such objectionable matter contained in the notice. Failure of Licensee to cure and eliminate the objectionable matter within the foregoing twenty-four (24) hour period, will constitute a material breach of this Agreement and UCDP may, at its option, immediately terminate this Agreement and remove Licensee from the Locations. The foregoing right to terminate this Agreement will not be subject to any additional right to cure or remedy such objectionable matter by Licensee. Further, a violation of this Section in one Attraction will be the same as a violation of this Section in the other Attraction and UCDP may terminate this Agreement as to both Attractions. The Licensee acknowledges and agrees that the right to terminate this Agreement as to one or more of the Attractions due to a violation in one Attraction is a material and significant element of this Agreement

(g)           Inventory/Supplies: Licensee will provide at its own expense all inventory and Merchandise as well as equipment, materials, labor and supplies (i.e. office supplies, etc.) required to operate the Business. Licensee will maintain a complete and full set of Merchandise inventory at all times during the Term to maximize its sales from the Business and to guarantee a full impact presentation to the public visiting the Attractions, taking into account peak and off-peak attendance fluctuations at the Attractions.

(h)           Cleanliness/Appearances: Licensee will occupy, operate, maintain and manage Business in accordance with the highest professional standards for an establishment or business located in the Attraction and as required by UCDP, in its sole determination. Licensee will keep the Locations neat and clean and free of all debris and in keeping with the Attraction standards as determined by UCDP in its sole discretion. If Licensee fails to keep the Locations clean, neat and free of all debris. UCDP may take such action it deems necessary and charge Licensee for the cost thereof plus interest at the lesser of the rate of eighteen percent (18%) per annum or the maximum rate permitted by law.

(i)           Business Plan: Any and all changes in the Business operation or any other changes in merchandising products or practices will be subject to UCDP’s prior written approval. On or before the anniversary of this Agreement of each Operating Year, Licensee will provide UCDP with a summary of its business plan which will contain information as to Licensee’s plans for merchandising, entertainment and customer service for the succeeding Operating Year. Licensee acknowledges that UCDP’s business reputation will be substantially impacted by Licensee’s failure to achieve and maintain the highest possible standards for its operations in the Locations.

(j)           Licensee’s Warranties: Licensee represents and warrants that any Merchandise, equipment, creative instruments or service and the Kiosks will meet or exceed all applicable local, state or federal consumer and employee safety laws, health standards and other applicable requirements and standards. Licensee warrants that all such items are and will be free and clear of all liens and encumbrances and that Licensee has and will have good and marketable title thereto. Licensee will protect, defend, hold harmless and indemnify UCDP from and against any and all claims arising from these items. Licensee represents and warrants that all Merchandise offered and/or sold under this Agreement will be free from defects of material and workmanship. The warranties of Licensee together with its service warranties and guaranties, will run to UCDP, its successor, assigns and guests. These warranties will remain in effect for so long as the Business is in operation. Licensee upon notification from UCDP of a breach of warranty will, at UCDP’s discretion, either repair or replace any defective item.

(k)           Licensed Property: If deemed appropriate, UCDP will provide Licensee with the logo and art work, which may include Universal-owned or licensed property (“Licensed Property”) if any, to be incorporated into or onto Merchandise produced and sold by Licensee at the Locations. UCDP will provide to the Licensee a written list of each Licensed Property that is approved by the Senior Vice President of Merchandise for Universal Orlando which Licensee may, subject to the prior written approval of UCDP, incorporate into the Merchandise. Licensee acknowledges that each Licensed Property may be site specific and may have limitations as to where such Licensed Property may be displayed and/or sold in the Resort. Licensee will only sell Merchandise bearing or containing an approved Licensed Property at the Location or Locations designated by UCDP and will not, in any event, sell any Merchandise bearing or containing Licensed Property at any Location not previously approved by UCDP. In no event will Licensee display or sell any Merchandise bearing or containing any Licensed Property at any location outside of the Resort owned or operated by Licensee or by any individual or entity directly or indirectly controlled by the Licensee. The foregoing limitations as to where any Merchandise bearing or containing Licensed Property may be displayed and/or sold is of material importance to UCDP and the violation of the foregoing restrictions by Licensee will be deemed a default hereunder. In the event of a default under this Section, UCDP may, in addition to all other remedies available to UCDP, including injunction and restraining orders, effect an immediate termination of this Agreement. Licensee will submit to UDCP for UCDP’s prior written approval any logos and artwork not provided to Licensee by UCDP and Licensee will obtain any licenses and clearances necessary to use such logos and artwork not furnished by UCDP. All Merchandise, regardless of whether the same is licensed or not licensed, that Licensee either produces for sale at the Locations and/or sells at the Locations will be subject to the approval of UCDP.

(l)           Royalty Payment: Upon approval of the use of a Licensed Property by Licensee, UCDP will pay the required royalty payments, if any, directly to third parties for any such Licensed Property sold by Licensee (“Royalty Fees”), Licensee hereby authorizes UCDP to deduct and retain such Royalty Fees actually paid by UCDP for the use of such Licensed Property from Gross Revenues prior to paying the Licensee’s Share to Licensee. UCDP will advise Licensee, on a monthly basis within fifteen (15) days of the end of each month in which any Licensed Property was sold, the total of all Licensed Property sold by the Business for the applicable period, together with supporting documentation indicating the amount of Royalty Fees paid by UCDP for same. UCDP will retain from Gross Revenues prior to paying Licensee’s Share all Royalty Fees, if any, which UCDP is required to pay for the use of such Licensed Property. The Royalty Fee will be deducted from Gross Revenues prior to determining Licensee’s Share. It is the intention of the parties that the Royalty Fees are in payment of all royalties which may be due and owing for the use of Licensed Properties by Licensee in or on its Merchandise and such Royalty Fees are not payments for the use of the Locations. The parties acknowledge that the Licensee’s use and enjoyment of the Locations are not conditioned upon the Licensee using any fixed or minimum amount of Licensed Property nor is such use and enjoyment subject to the Licensee generating any particular amount of Royalty Fees from the sale of Merchandise containing Licensed Property. Notwithstanding the foregoing, if the State of Florida determines the Royalty Fees are a payment for the privilege of using the Locations and, as such; is subject to the applicable Florida sales/rent tax, then UCDP will be entitled to deduct such tax from Licensee’s Share at the time of payment of the Royalty Fees by UCDP. The foregoing obligation to pay the Royalty Fees hereunder will survive the Term hereof and Licensee will reimburse UCDP of any payments made by UCDP which become due as a result of the sale of Merchandise bearing or containing any Licensed Property. UCDP will pay the owner(s) or licensor(s) of the Licensed Property the amount due such owners and will indemnify and defend Licensee from any claims of such owner(s) or licensor(s) for such Royalty Fees to the extent Licensee has either paid UCDP such Royalty Fees or UCDP has deducted same from Gross Revenues. The Licensee will be solely responsible for advising UCDP as to any other royalty payments which may be result from the sale of any Merchandise containing or bearing any logos, images, or other properties not listed as Licensed Property and Licensee will indemnify and defend UCDP for all such additional royalty payments, expenses, attorneys fees or interest associated with any inaccuracies in the information furnished by Licensee, including but not limited to costs or claims arising out of or related to any late or insufficient royalty payment by UCDP made based on inaccurate information provided by the Licensee.

4.           Revenue Distribution.

(a) Concession Fee: Licensee will pay to UCDP for each Operating Year during the Term a Concession Fee equal to thirty percent (30%) of the first Three Million Five Hundred Thousand and no/100 Dollars ($3,500,000.00) of Gross Revenues generated from the Business from all Kiosks for each Operating Year during the Term; plus thirty-two percent of all Gross Revenues in excess of Three Million Five Hundred Thousand and no/100 Dollars ($3,500,000.00) generated from the Business from all Kiosks for each Operating Year during the Term. Licensee’s obligation to pay the Concession Fee for the portion of any Operating Year preceding the date of termination of this Agreement shall survive the termination hereof.

UCDP will provide cashier’s change fund, cash registers, cashiers, money counting and accounting services (“Cash Handling Services”). Licensee will design, produce, display, merchandise and sell the Merchandise and UCDP will accept payment for same on Licensee’s behalf. Any Merchandise sold by Licensee will be rung up on UCDP’s designated cash registers by UCDP and payment for the Merchandise will be made to and accepted by a UCDP employee. UCDP will assign special sku numbers for Licensee’s Merchandise processed through UCDP cash registers. Licensee will not be permitted to accept payment for any Merchandise and any acceptance of payment by Licensee or its employees shall be deemed to be a default under this Agreement. UCDP will be liable for any cash shortage unless the Merchandise was mislabeled as to the price, in which event, any loss associated with a shortage due to under-charging for an item due to such mislabeling will be at Licensee’s sole cost.

All daily sales proceeds received by UCDP from the Business shall be retained and deposited by UCDP daily at the end of each day and weekly proceeds from the sale of Merchandise shall be accounted for by UCDP on a weekly basis from Sunday through Saturday. On Thursday following the conclusion of each week, UCDP will retain its Concession Fee, sales tax, rent tax (if any) and any additional deductions from Gross Receipts described and permitted in this Agreement, and pay the balance of the Gross Receipts (the Licensee’s Share) to the Licensee by check, together with a report in a form mutually agreeable between the parties, to such address as Licensee shall provide to UCDP. In consideration of UCDP providing the Cash Handling Services, Licensee shall indemnify, defend and hold UCDP, together with UCDP’s partner’s and /or joint ventures, the respective parent and affiliated companies of UCDP and/or any such partner and/or joint venturer and all of the foregoing persons and/or entities respective officers, directors, employees agents and assigns, free and harmless from any and all claims, damages, liabilities, losses, costs and expenses (including attorneys’ fees) for errors, omissions, or negligent acts arising out of or relating to UCDP’s Cash Handling Services. The aforesaid indemnification shall apply as to all of the aforementioned claims, demands and causes of action except for those instances where UCDP is solely liable for proven dishonest acts. In the process of determining the Concession Fee, UCDP will also withhold from the Licensee’s Share: (i) all actual credit card and Resort Hotel room charge fees as the same become due; (ii) an amount equal to the sales tax payable as a result of and on the Concession Fee (commonly referred to as a “rent tax”), which sales tax UCDP will be solely responsible for remitting to the proper taxing authority within the State of Florida; (iii) the Royalty Fees, if any, due pursuant to Section 3(1) above and, (iv) when applicable, any Deferral Repayments described in Section 4(b) below. If any check is returned to UCDP, any loss suffered as a result of such returned check shall be deducted from the Gross Receipts. Licensee’s credit card fees will be equal to that sum derived by multiplying the amount of credit card collection and processing fees charged by the credit card clearing house for the applicable time period by a fraction, the numerator of which will be the total credit card purchases and payments received in payment of Merchandise for such time period and the denominator of which will be the total credit card purchases and payments which included the Merchandise charge purchases which were processed by the clearing house for the same period. Licensee’s Resort Hotel room charge fees will be equal to those fees charged by the applicable Resort Hotel for processing the Resort Hotel room charges.

By way of example, the manner of calculating the Concession Fee, the permitted deductions and Licensee’s Share shall be as follows:

Step 1. Determine the Gross Receipts of all Kiosks for the reporting period by deducting the following from all income, proceeds and moneys, including, but not limited to, all moneys and all other things of value (including credit card charge receipts and Resort Hotel room charge receipts) received by or paid to UCDP on behalf of Licensee for Merchandise or any other person on Licensee’s or UCDP’s account by reason of Licensee’s operation of the Business:
(i)           the amount of any returns or refunds with respect to sales from the Business actually paid by UCDP to Licensee’s customers, provided that the original sales price of such return or refund was included in the reported income, proceeds and moneys received by UCDP; and
(ii)           any Permitted Discounts on Merchandise to the same extent the same were included in the total funds received by UCDP.

Step 2.                      Determine the Gross Revenues by deducting the following from the Gross Receipts: sales or excise tax imposed by law on the sale of goods and services which are payable to the taxing authority and which are actually stated separately and collected by the UCDP, which sales tax UCDP shall be solely responsible for remitting to the proper taxing authority within the State of Florida.

Step 3.                      Calculate the Concession Fee to be retained by UCDP in accordance with the rates contained in the first paragraph of this Section 4(a).

Step 4.                      Determine Licensee’s Share by deducting the following from the Gross Revenues determined under Step 2 above:
(i)	the Concession Fee as calculated in Step 3;
(ii) all allowable deductions from the Licensee’s Share which would otherwise be payable to Licensee, including, but not limited to the “rent tax,” credit card fees, Resort Hotel room charge fees, and, if applicable, any Orientation Fees, Wardrobe Charge, Royalty Fees, Deferral Repayments shortages due UCDP, Monthly Adjustments, and, to the same extent the same had previously been included in prior Gross Revenues, returned checks, charge backs from credit card processing centers, and charge backs from Resort Hotel room charges;
(iii)           the balance of the Gross Revenues, after deducting all of the items set forth in Step 4 (i) and 4(H) above, will be paid to Licensee as Licensee’s Share.

If the Concession Fee retained by UCDP for its own account in any Operating Year is greater than the Concession Fee actually due for such Operating Year. Licensee will be entitled to a credit against Licensee’s next payment(s) of the Concession Fee(s) coming due until Licensee has received full credit for any overage retained by UCDP for such Operating Year. If the Concession Fee retained by UCDP for any Operating Year is less than the Concession Fee actually due UCDP for such. Operating Year, then, at UCDP’s sole option, UCDP may deduct such shortage from future Licensee’s Shares or invoice Licensee for same, in which event Licensee shall pay such difference to UCDP within five (5) days of such invoice.

(b)           Deferred Concession Fee: Notwithstanding anything to the contrary contained in this Agreement, provided Licensee is open and operating the Business and is not otherwise in default hereunder, Licensee will be entitled to defer a portion of the Concession Fees coming due during the first Operating Year (the “Deferred Concession Fee”). Provided Licensee complies with the requirements set forth herein, the Deferred Concession Fee will be equal to the total sum of the loan payments to be made by Licensee during the first Operating Year of the Initial Term to Licensee’s lender in repayment of the loan undertaken by Licensee to purchase Licensee’s equipment used in the operation of the Business. Licensee shall furnish to UCDP, prior to the commencement date of this Agreement and prior to Licensee’s obligation to pay the charges and fees due hereunder, a copy of such loan documents as well as the repayment schedule for said loan. In no event will the Deferred Concession Fee permitted hereunder exceed a “Maximum Deferral” equal to the lesser of (i) the total of the payments becoming due under the foregoing loan for and during the first Operating Year of the Initial Term or (ii) three hundred thousand dollars ($300,000.00). Notwithstanding the foregoing, if Licensee fails to furnish copies of the loan documentation together with the loan repayment schedule as required hereunder or any other documentation relating, to the loan as may be reasonably required by UCDP, Licensee shall not be entitled to any portion of the Deferred Concession Fee until such documents are submitted and approved by UCDP. Further, notwithstanding anything to the contrary contained herein, should Licensee fail to submit such documentation prior to the commencement date as determined in Section 2(a) above, then the weekly deductions credited to Licensee as part of the Deferred Concession Fee will not begin until such documents are submitted to and approved by UCDP. For example, if Licensee fails to submit such required documentation until the end of the sixth full week of the first Operating Year of the Initial Term, then the deductions permitted hereunder as a credit towards the Deferred Concession Fee shall only occur for the remaining forty-six (46) full weeks of the first Operating Year.

The Deferred Concession Fee will be credited to the Licensee on a weekly basis by deducting from the Concession Fee otherwise due UCDP for each full week during the first Operating Year of the Initial Term that sum equal to ten percent (10%) of such weekly Gross Revenues for each full week during said first Operating Year until the earlier of (i) the date such credit deductions equal the Maximum Deferral or (ii) the expiration of the first Operating Year of the Initial Term. If, at the end of the first Operating Year the Maximum Deferral has not been attained, then any unused portion Maximum Deferral will no longer be available to defer any future Concession Fees coming due after the expiration of the first Operating Year.

As example of the above, if Gross Revenues for the first Operating Year totaled four Million Dollars ($4,000,000.00), then the Maximum Deferral would be equal to the lesser of Three Hundred Thousand Dollars ($300,000.00) or the total of Licensee’s loan repayments described above. If Licensee fails to submit the loan documentation required above until the end of the tenth (10th) full week of the first Operating Year, then the deduction of ten percent (10%) of Gross Revenues from the Concession Fee shall not occur until the eleventh (11th) full week and the amount that would have otherwise have been deducted from the Concession Fee during the first ten (10) full weeks will be deemed to be waived by Licensee.

If at anytime during the first Operating Year or immediately thereafter it is determined that there has been an error in calculating the Deferred Concession Fee previously during the said Operating Year, then an applicable adjustment will be made to the next Concession Fee coming due hereunder.

Beginning with the first week of the second Operating Year, and for each week thereafter for the second through the fourth Operating Year, Licensee shall repay UCDP the Deferred Concession Fee as the same finally determined plus interest thereon at an annual rate of twelve percent (12%) from the date of each deferred payment, (the “Deferral Repayment”). The weekly Deferral Repayment sum shall be calculated by applying the foregoing twelve percent (12%) interest to the total Deferred Concession Fee on a payment schedule which would result in two hundred eight (208) equal consecutive weekly payments and would include the foregoing interest on the unpaid balance from the date of deferral until paid. UCDP will be entitled to deduct such weekly Deferral Repayment from the Licensee’s Share prior to paying same to Licensee under Section 4(a) above. If this Agreement should terminate for any reason, excepting only the early termination by UCDP pursuant to Section 2(d) above, prior to the repayment of the Deferred Concession Fee, then the balance due and owing on the date of such early termination shall become due, in full, without deduction or setoff. If this Agreement is terminated by UCDP pursuant to Section 4(a) above and not due to any other reason or default on the part of the Licensee, then any remaining unpaid Deferred Concession Fee shall be waived by UCDP. Licensee shall have the right, at anytime, to prepay all or a portion of the Deferred Concession Fee and an applicable adjustment shall be made to the Deferral Repayment Schedule. Further, Licensee may elect, at its sole option, to instruct UCDP not to defer any portion of the Concession Fee during the first Operating Year. It is understood that the Deferred Concession Fee has been agreed to by UCDP solely for the purpose of assisting Licensee in paying for its start up costs during the first Operating Year and such deferral of Concession Fees is made at the Licensee’s request and solely for Licensee’s benefit.

(c)           Sales Tax: UCDP will be solely liable for the collection of all applicable state sales tax due on the sales Merchandise from the Business (regardless of whether Licensee or UCDP makes such payment to the taxing authority). Any shortage in the sales tax collected by UCDP will be deducted from the Gross Revenues. UCDP will comply with all laws, regulations, and orders relating to, and shall promptly pay to the appropriate authorities when due, for Licensee’s account, all applicable sales, excise or other similar taxes imposed by any governmental body or agency upon the Gross Receipts (excluding, however, any taxes based on the net income of Licensee other than the “rent tax” based on such income). At Licensee’s request, UCDP shall produce such records as may be required to evidence UCDP direct payments to the proper taxing authorities. Any fines, penalties, or interest imposed on late payments of any sales tax shall be borne by UCDP, provided Licensee has not withheld information necessary for UCDP to meet its obligation. Any fines, penalties or interest imposed on late payment of any sales tax due to Licensee’s failure to timely provide UCDP with accurate information shall be paid by Licensee. Any fees, taxes, or other lawful charges paid by Licensee upon failure of UCDP to make such sales tax payments shall become immediately due and payable from UCDP to Licensee, provided UCDP withheld the payment of such fees, taxes other lawful charges for Gross Receipts but failed to pay the same to the .proper authority and provided Licensee has not withheld information or submitted false information with respect to such sales tax. If Licensee failed to furnish UCDP with any required or accurate information relating to such taxes, then Licensee shall not be entitled to recover same from UCDP.

(d)           Resort Hotel Charges; Licensee authorizes UCDP, on Licensee’s behalf, to honor all requests by guests which are registered in a hotel located within the Resort (a “Resort Hotel” and such guest(s) being referred to as “Guest” or “Guests”) to charge items or services to their Resort Hotel room accounts when purchased by such Guests at or from the Business. Licensee further authorizes UCDP to treat such Resort Hotel room charges as per the terms of this Section 4(d). Licensee shall familiarize its employees with this Section in order that Licensee’s employees respond correctly to any Guests queries regarding the acceptance of such Resort Hotel room charge privileges. All Guests will be identified by the Resort Hotel room charge authorization card issued by the applicable Resort Hotel. A memoranda (duplicate credit card receipt) of any charge made by a Guest will retained by UCDP. Such memorandum will contain the Guest’s name, authorization code and an adequate description of the Merchandise covered by the transaction, and will be properly dated, signed by the Guest, and transmitted promptly to the applicable Resort Hotel by UCDP through a compatible TCP/IP modem device. On request, UCDP will produce a copy of such memorandum to the applicable Resort Hotel to verify the charge and the Guest’s signed approval thereof.

The collections of such Resort Hotel room charges will be credited by the applicable Resort Hotel for the account of Licensee and will be paid to UCDP on Licensee’s behalf at a weekly or such longer intervals as may be agreed upon, in writing, by Licensee and the applicable hotel. Initially, such payments to Vendor will occur on each Friday of each week. The specific day of payment may be modified from time to time so long as such time period does not extend more than one week from the prior week’s payment.

Licensee acknowledges and agrees that the applicable hotel may deduct and retain from the amounts collected by hotel for the account Resort Hotel Licensee, a handling charge equal to three percent (3%) of the amounts so collected. Licensee further acknowledges and agrees that the Resort Hotel does not guarantee collection from any Guest or will be accountable to Licensee only for money actually received from such Guest’s or from such Guest’s credit card charge account, provided that the Resort Hotel acted with due diligence when registering such Guest and the Resort Hotel followed its credit card processing center’s requirements in handling such Guest’s credit charges.

If the Resort Hotel pays UCDP on Licensee’s account any money billed to any Guest’s room account prior to the actual collection of such bills from the Guest, and if any such charges will subsequently be found to be uncollectible for any reason other than the Resort Hotel’s failure to exercise due diligence in processing such Guest’s credit card charges, then the Resort Hotel will have the right, at its election, either to require repayment by UCDP on Licensee’s account or to deduct such uncollectible charges from any subsequent payment to be made by the Resort Hotel to UCDP.

UCDP will not make any charges to any Guest’s room prior to the actual delivery of the Merchandise to such Guest.

It is UCDP’s responsibility to validate the Guests’ identity and signature by comparing and verifying the signature shown on the charge authorization card against a valid photo ID (i.e., driver’s license, passport, military identification). If there is a dispute made by a Guest as to the amount of any charge made by the Guest to the Guest’s account, UCDP’s copy of the Guest’s signature on the charge documentation will be satisfactory to the Resort Hotel provided such signature has been duly and properly obtained by Licensee.

For the purpose of calculating Concession Fee due under this Agreement, any charges made by a Guest to a Resort Hotel as provided above will be treated and reported in the same manner as a charge made to a credit card.

(e)           Recording of Sales: Licensee acknowledges that the Business will be operated on a cash basis, with any credit card, Resort Hotel charge, Universal Scrip, traveler’s check or personal check transaction being deemed to be the same as cash. Each payment on a credit card, Resort Hotel room charge, Universal Scrip, personal check or traveler’s check will be treated as a sale for the full price in cash during the week in which such safe is initially made, irrespective of the time when UCDP actually receives payment (whether full or partial) from the applicable credit card agency or bank or Resort Hotel, and no deduction will be allowed for uncollected or uncollectible credit card, Resort Hotel room charge, personal check or traveler’s check sales. UCDP will record, at the time of purchase or other transaction, each and every sale and transaction from the operation of the Business at the time of the transaction, whether cash, Universal Scrip, or credit, in a cash register or registers furnished by UCDP at UCDP’s sole cost and expense. The cash register will be equipped with credit card reading and approval devices and shall have a sealed continuous cash register tape with a cumulative totals that numbers, records, and duplicates each transaction entered into the register, or such other type of cash register as UCDP may deem proper. The continuous tape will be sealed or locked in such a manner that it is not accessible to the person operating the cash register in the usual course of the days business. Each day, UCDP will retain the daily cash register detail tape for each cash register and a copy of the daily sales reports showing Licensee’s sales processed through such register, which will reflect, among other things, the Gross Receipts rung up on each register. The foregoing will be submitted daily during the Term to the Finance Department (i.e. Revenue Accounting) of UCDP or such other department as selected o by UCDP. In addition, UCDP shall furnish UCDP’s Finance Department with copies of all over-rings and voids which have been generated by the Business. If Licensee and UCDP are sharing space at any Location, the daily operating and cash handling procedures may be changed, amended or altered, in a manner mutually agreeable to the parties should either party determine that the daily operating and cash handling procedures are networking in the best interest of the parties.

(f)           Books and Records: UCDP will keep accurate books of account and records for the cash handling portion of the Business in accordance with generally accepted accounting principles consistently applied.

(g)           Reporting of Gross Receipts: Within twenty-four (24) hours following the closing of the Business on each day of the Term, UCDP will, on request of Licensee, advise Licensee, orally, of the Gross Receipts for that day by using a Daily Sales Reporting form that is developed and used by UCDP. A copy of the applicable portion of the final register reading for each register used by the UCDP in the Business will be attached to such Daily Sales Reporting form.

(h)           Deleted:

(i)           Deleted,

(j)           Acceptance of Universal Scrip: Universal Scrip will be accepted by UCDP on Licensee’s account when offered in payment for merchandise or services from the Business. UCDP will redeem Universal Scrip on behalf of Licensee’s account for its full face value. UCDP represents that, to its best knowledge, there have been no incidents involving any such counterfeit scrip; however, UCDP will not will not be responsible for nor shall it redeem any counterfeit scrip unless UCDP was not diligent in checking the validity of the scrip or was otherwise negligence in its policies for accepting such scrip. The acceptance of any other types of discount media, coupons, scrip or printed matters, which may or may not involve discounts, should .not be confused with Universal Scrip. Licensee is not obligated to accept such other types of discount media, coupons, scrip or printed matters, regardless of whether the same is in the form of scrip or coupons, unless Licensee specifically agrees to same. If Licensee agrees to accept such other types of discount media, coupons, scrip or printed matters, the redeeming of such other types of discount media, coupons, scrip or printed matters will be as provided-in such agreement and may or may not be for the full face value, depending on such agreement Universal Scrip shall be treated the same as cash by UCDP and Licensee in their respective accounting procedures.

All Universal Scrip shall be included in Gross Sales at its full face value when calculating the Concession Fee due hereunder.

5.           Minimum Annual/Weekly Fees.

(a) Minimum Weekly Fees: The parties are entering into this Agreement with the understanding and agreement that Licensee will generate sufficient Gross Revenues from the Business for the first Operating Year of the Initial Term to enable Licensee to pay a Minimum Annual Fee during the first Operating Year equal to Three Hundred Thousand Dollars ($300,000.00) and, further, Licensee will generate sufficient Gross Revenues from the Business for the second Operating Year of the Initial Term to enable Licensee to pay a Minimum Annual Fee during the second Operating Year equal to Five Hundred Thousand Dollars ($500,000.00). Beginning with the third Operating Year of the Term and each Operating Year thereafter, the foregoing Five Hundred Thousand Dollars ($500,000.00) Minimum Annual Fee will be adjusted as provided in Section 5(c) below. The Annual Minimum Fee will be paid in fifty-two (52) equal installments over the applicable Operating Year (the “Minimum Weekly Fee”). The Minimum Weekly Fee for any partial week during the Term shall be calculated as provided in Section 1(n) above. If the total Gross Revenues from the Business for any week during any Operating Year are not sufficient to generate a weekly Concession Fee which equals or exceeds the Minimum Weekly Fee for such week, then Licensee will pay, in addition to the Concession Fee for that week, a Weekly Adjustment for such week. Such Weekly Adjustment will be deducted from Gross Revenues and retained by UCDP prior to paying Licensee’s Share to Licensee for any week that the Concession Fee does not equal or exceed Minimum Weekly Fee.

Excepting only as specifically provided otherwise herein with regards to the abatement of the Minimum Weekly Fees for the first sixty (60) days of the Initial Operating Year, the Minimum Weekly Fees shall not be subject to any reduction, whether by virtue of any Deferred Concession Fee or for any other reductions or payments due hereunder; provided, however, in determining whether any Weekly Adjustment is due, the weekly Deferred Concession Fee shall not be deducted from the weekly Concession Fee prior to calculating the Weekly Adjustment, if any, {For example, if Gross Revenues are $8,000.00 for one week of the first Operating Year, the Concession Fee for that week would be $2,400.00 (30% of $8,000.00), the Minimum Weekly Fee for that week would be $600,00 ($3,000.00 - $2,400.00), the Deferred Concession Fee for that week would be $800.00 (10% of $8,000.00), then UCDP would deduct the foregoing Deferred Concession Fee of $800.00 from the foregoing total of the Concession

Fee and Minimum Weekly Fee of $3,000.00 and UCDP would retain $2,200.00 as its total weekly fees after deduction of the Deferred Concession Fee}

(b)           Initial Abatement of Minimum Weekly Fee: Provided Licensee is open and operating the Business as required under this Agreement and is not otherwise in default hereunder, the Minimum Weekly Fee will abate, in full, for the first sixty (60) days of the Initial Term.

(c)           Adjustment of Minimum Annual Fee. Commencing on the third Operating Year of the Initial Term and for each Operating Year thereafter during the Term, the Minimum Annual Fee of Five Hundred Thousand Dollars ($500,000.00) (the “Base Amount”) will be subject to annual increases, but not decreases, as provided herein. The measure for such adjusted increases will be the Department of Labor, Bureau of Labor Statistics Consumer Price Index for all Urban Consumers (CPI-U) - U.S. City Average (the “Index”). The term “Base Index” will mean the Index for the calendar month occurring thirty (30) days prior to the month in which the commencement date of the Initial Term occurs, as such date is determined under Section 2(a) above (the “Base Month”), and the term “Adjusted Index” shall mean the Index for the calendar month occurring thirty (30) days prior to the applicable anniversary of such commencement date of the Initial Term as determined under Section 2(a) above for which the adjustment is being calculated (the “Month of Adjustment”). The procedure for making the adjustment to the Minimum Annual Fee will be to increase the Base Amount by a percentage, such percentage to be equal to the percentage increase, if any, in the Adjusted Index over the Base Index. Such increase, as so determined, shall be added to the then existing Minimum Annual Fee and such adjusted Minimum Annual Fee shall be the Minimum Annual Fee used for the ensuing Operating Year. Should publication of the Index be discontinued, then UCDP shall adopt a substitute procedure which reasonably reflects and monitors consumer prices and/or shall substitute any official index published by the Bureau of Labor Statistics or by such successor or similar governmental agency as may then be in existence and shall be, most nearly equivalent thereto as reasonably determined by UCDP. Notwithstanding anything herein to the contrary, no reduction in any amount due shall occur based on an adjustment pursuant to this Section 5(c).

6.           Construction of Kiosks.

(a)           Kiosks Design: The Kiosks will be of such design, size, theme, and decor as is approved by UCDP. Upon written approval of Licensee’s plans, if any, by UCDP, such approved Licensee’s plans will, by reference thereto, be deemed to be part of and will be incorporated into this Agreement. UCDP agrees that Licensee and its personnel, agents and representative will be entitled to access to the Attractions after normal the business hours of the Attractions as may be required for Licensee to complete and install the Kiosks. Licensee will not be permitted to undertake any installation or construction during those hours which the Attractions are open to the public. UCDP may provide certain decorative improvements and materials to be used in the vicinity of the Kiosks. UCDP will retain all rights, title interest and ownership of any such decorative improvements and materials and other materials provided for Licensee’s use by UCDP. Licensee will provide all necessary rights and clearances to use the Kiosks or any other materials required by Licensee to operate the Business. Licensee will not use any designs, decorations or themes on the Kiosks which have not been previously approved by UCDP, in writing, and will not provide any backgrounds or designs for use on the Kiosks which incorporate any property of UCDP or its affiliated companies, or any famous person or fictional character, without the written permission of UCDP.

(b)           Licensee’s Plans: If UCDP requires Licensee to renovate, construct or install any improvements in any of the Locations prior to the opening of the Business in such Location, Licensee will, within fifteen (15) days of execution of this Agreement, at Licensee’s sole cost and expense, submit preliminary design and plans for the Kiosks to UCDP for review and approval by UCDP. Prior to submitting such preliminary plans, Licensee is encouraged to enter into discussions with UCDP’s design personnel to obtain guidance on the design criteria, goals, objectives and expectations of UCDP as to the type and nature of the Kiosks. UCDP will, within fifteen (15) days of receipt of Licensee’s preliminary plans, notify Licensee, in writing, as to any required changes or modifications to the Licensee’s proposed preliminary plans. Such submittal and review will continue until UCDP approves Licensee’s plans. If Licensee’s plans are not approved within sixty (60) days of the date of execution of this Agreement, UCDP may, at any time thereafter, terminate this Agreement and the parties will be relieved of all obligations hereunder unless, the Licensee secures the written approval of Licensee’s plans prior to the termination date set forth in the notice given by UCDP.

(c)           Construction/Fabrication: Any approval or consent by Landlord of any and all of Licensee’s plans will neither constitute an assumption of responsibility by Landlord for any aspect of Licensee’s plans, including, their accuracy or efficiency, nor will UCDP be obligated in any manner with respect to the construction of the Kiosks. Licensee will be solely responsible for the design, construction and fabrication of the Kiosks. Licensee will commence construction of the Kiosks promptly upon receipt of approval of Licensee’s plans and will complete the construction of the Kiosks within thirty (30) days of receipt of such approval; provided, however, in any event the Kiosks must be completed and placed in service within ninety (90) days of the date of this Agreement. If

Licensee fails to complete the Kiosks within the foregoing periods, then UCDP may deliver written notice of such failure to Licensee, and thereupon, Licensee will have ten (10) days within which to complete the Kiosks. If Licensee fails to complete the Kiosks within said ten (10) day period, UCDP will be entitled to terminate this Agreement upon written notice thereof to Licensee. Licensee will, at all times, retain ownership of the Kiosks.

(d)           Delays in Plans/Construction: The failure of Licensee to submit its plans or revised plans within or to start and complete the construction of the Kiosks within the time periods required hereunder will not affect nor delay the commencement of the Initial Term or the Licensee’s obligations to pay the Minimum Monthly Fee due hereunder. If UCDP fails to return Licensee’s plans within the time period provided for herein or if UCDP otherwise delays Licensee in beginning and completing its plans or construction of the Kiosks within the time periods required hereunder, then the Initial Term commencement date will be delayed one (1) day for each day that Licensee is so delayed by UCDP provided that Licensee gives notice to UCDP of such delays within three (3) days of the occurrence thereof. Licensee acknowledges and agrees that any delays in completing its plans and the construction of the Kiosks not attributed to delays caused by UCDP for which UCDP has received notice, that the Initial Term and Licensee’s obligations to, pay the Minimum Monthly Fee and other charges due hereunder will commence on the commencement date set forth under Section 2(a) above.

7.           Utilities & Taxes.

(a)           Electrical Power: UCDP will furnish, at its expense and at no cost to Licensee, all, electrical power required to operate the Business at the Locations provided such electric power is presently existing and in place at the applicable Location. The power will consist of a 3 phase, 30 amp, 110V duplex receptacle. If there is no existing utility line at any Location or if an existing utility line at a Location does not carry sufficient power for Licensee’s business, then Licensee shall be solely responsible for any costs or expenses in securing such electric power, including, but not limited to, the cost to run cable, install fuse boxes and outlets and any other cost associated with furnishing a Location with electric power.

(b)           Telephone Line: Licensee will, at its sole cost and expense, be permitted to obtain a telephone line from UCDP or, if UCDP does not furnish same, from the appropriate telephone service provided servicing the Attraction to connect with the internal fax modem of the Kiosks if it is deemed feasible or Licensee may install such other non-invasive method of direct communication with the Kiosks. UCDP will, if available, furnish a telephone/data outlet at the Locations for the Business. UCDP will not be under any obligation to provide Licensee with a hook-up or terminal for such telephone service if there are no existing facilities available for Licensee’s use, such availability to be determined by UCDP, at its sole discretion, taking into account the needs of UCDP and the guests visiting the Attraction. The cost for any telephone service furnished by UCDP will be paid by Licensee directly to UCDP if Licensee obtains such service from UCDP.

8.           Ownership/Maintenance.

(a)           Ownership: Licensee will be the sole owner and operator of the Business (excluding UCDP provided materials), including all equipment and inventory used in the Business. Licensee will be totally responsible for care, product quality, image management, insurance, upkeep and maintenance of the Kiosks and all associated equipment used in the Business. Licensee will bear all the risk of loss of, or damage to the Business and its equipment and inventory, except to the extent” such loss or damage is due to the sole negligence or willful misconduct of UCDP, its parent, subsidiary or affiliated companies, its and their respective officers, employees and agents. Licensee will repair and replace, as required, at Licensee’s sole expense, such equipment, materials and finishes to maintain the appearance and appeal of the Business at a level satisfactory to UCDP and to meet the demand of guests visiting the Attraction. Nothing contained in this Section will be deemed to grant to Licensee any ownership or other interest in the background or other materials provided by UCDP.

(b)           Maintenance/Upgrades: The Kiosks will be maintained by Licensee and will be inspected by Licensee as often as required to keep the Kiosks and the equipment used in the Business in first class condition. The term “first class condition” will mean that Licensee will maintain the Kiosks and operate the Business at a level that is equal or exceeds any similar type of business operated from a kiosk or cart in the Central Florida area. To maintain such level, Licensee will be required to update the equipment, Kiosks and appearance to a level that is considered to be “state of the art” for such business operation. Any replacements made by Licensee will be of like size, kind and quality to the items replaced as they existed when originally installed and will be subject to UCDP’s approval. If Licensee fails to perform its obligations under this Section, UCDP may, at its sole option, perform such obligations and UCDP shall have the right and Licensee authorizes UCDP to deduct from the Gross Revenues prior to paying Licensee’s Share to Licensee, the cost thereof plus interest thereon from the date of such expenditure at the lesser of eighteen percent (18%) per annum or the maximum rate permitted by law. Notwithstanding the foregoing, on or before the expiration of the twenty-fifth (25th) month of the Initial Term and on or before the expiration of each twenty-fifth (25th) month thereafter throughout the Term. Licensee will refurbish and replace all worn surfaces, fixtures and equipment used in the Business so as to restore the Kiosks to a “like new” condition. Licensee will submit its plans to UCDP for such refurbishment and repair at the end of each twenty-three (23) consecutive month period following each refurbishment and repair work required hereunder. UCDP will review and either approve such plans or advise Licensee of such additional work as may be required to comply with the refurbishment requirement hereunder. The foregoing refurbishment requirement is of material and significant importance to UCDP in entering into this Agreement with Licensee. If Licensee will fail to abide by the foregoing schedule or fail to make such refurbishment and repairs as approved or requested by UCDP, then UCDP, in addition to any other rights contained herein (including the right to make such refurbishment and/or repairs on Licensee’s behalf as provided above), will have the immediate right to terminate this Agreement upon ten (10) days notice to Licensee.

9.           Insurance.

(a)           Coverage: Licensee agrees to provide during the entire Term the following insurance coverage on the forms and in amounts not less than specified:

(i)	Statutory Workers’ Compensation, as and to the extent required by law, and Employer’s Liability insurance with a limit of not less than One Million Dollars ($1,000,000).
(ii)
Comprehensive General or Commercial Liability insurance (and/or Excess Umbrella Liability) including personal/advertising injury coverage, which will be written on an “occurrence” basis, with a standard broad form endorsement and/or excess umbrella liability with a combined single limit of not less than Two Million Dollars ($1,000,000) each occurrence and Three Million Dollars ($2,000,000) general aggregate. The completed operations portion of this policy will remain in effect for two (2) years after completion of this Agreement.

(iii)	Business Automobile Liability coverage and/or Excess Umbrella Liability for all owned, hired, or non-owned vehicles utilized by Licensee with reasonable limits as required by UCDP.
(iv)	An “all risk” property damage floater policy covering Licensee’s personal property and Licensee’s equipment, whether owned, leased or rented by Licensee.
(v)	Licensee will be required to maintain insurance covering loss or damage to its personal property, whether owned, leased or rented by Licensee.

(b)           Additional Insureds: Licensee will cause all policies to name Universal City Development Partners, LP, Universal Studios, Inc., and their respective affiliated and related companies as additional insureds. All policies will be primary and non-contributing with any insurance maintained by UCDP and will include a waiver of subrogation.

(c)           Proof of Coverage: Upon execution of this Agreement, Licensee will deliver to UCDP satisfactory evidence of such insurance coverage as required by UCDP for Licensee on a standard ACORD form, or other form acceptable to UCDP or if required, copies of the policies. Said policies or certificate will indicate that such policies are in full force and effect will be delivered to UCDP at the time of execution of this Agreement by Licensee and will contain a provision indicating that the insurance can not be canceled or modified without giving UCDP twenty (20) days prior written notice. All certificates will be issued to Universal City Development Partners, LP, attention: Risk Management, 1000 Universal Studios Plaza, Orlando, Florida 32819. All required insurance will be placed with carriers satisfactory to UCDP and will provide twenty (20) days written notice to UCDP if the carrier elects not to renew such policy. Licensee will give UCDP a replacement of such certificate or policies in advance, so that UCDP will always have the current policies or certificates. If Licensee will be using any contractor to do any work at the Locations, such contractor will provide evidence of insurance in the amounts set forth above.

(d)           Licensee’s Obligations: All insurance furnished by Licensee or its subcontractors hereunder will be in full force and effect during Licensee’s performance of this Agreement. The failure of UCDP to request copies of the insurance certificate or policies or the failure of Licensee to deliver satisfactory evidence of coverage, will in no way be construed as a waiver of Licensee’s obligation to provide the required insurance coverage specified in this Agreement. Further, the coverage and limits of insurance required in this Agreement will not be construed as a limitation of any liability to UCDP.

10.           Indemnification/Waiver of Subrogation.

(a)           Indemnification: Licensee hereby agrees to indemnify, defend and hold UCDP, together with UCDP’s partners and/or joint venturers, the respective parent and affiliated companies of UCDP and/or any such partner and/or joint venturer and any licensee or lessee of UCDP’s and all of the foregoing persons’ and/or entities’ respective officers, directors, employees, agents and assigns, free and harmless from any and all claims, damages, liabilities, losses, costs and expenses (including attorneys’ fees) for errors, omissions or negligent acts arising out of or relating to this Agreement or Licensee’s performance of this Agreement by any agents, servants, independent contractors-or employees of Licensee. The aforesaid indemnification will apply as to all the aforementioned claims, demands and causes of action except for those instances where UCDP is solely at fault. This indemnification includes any claim asserted against UCDP by agents, servants, independent contractors or employees of Licensee.

(b)           Release: Licensee hereby releases each and all of the foregoing indemnified parties from liability to Licensee for loss of or damage to any of Licensee’s or its subcontractor’s property arising out of any act or omission, negligent or otherwise, in connection with the performance of this Agreement by UCDP to the extent Licensee is or is otherwise required to be insured against such damage and/or loss or to the extent Licensee is self-insured under a formal self-insurance program.

(c)           Waiver: Licensee hereby waives all rights to claim against UCDP and any entities related thereto with respect to any bodily injury, personal injury or losses or damage to real or personal property howsoever caused to the extent any such losses are covered by insurance (including deductibles or self-insurance), Licensee hereby waives all rights of subrogation on behalf of any insurance company insuring its interest so long as said waiver does not violate any terms and conditions of any such insurance policy. Licensee’s compliance with the requirements of this Section will not relieve Licensee of any other obligations or requirements contained in this Agreement.

11.           Default.

(a)           Default:                      This license is made upon the condition that Licensee will punctually and faithfully perform all the covenants and agreements to be performed by Licensee as herein set forth and the occurrence of either of the following will constitute an event of default and a breach of this Agreement by Licensee: (a) failure by Licensee to observe or perform any of the covenants or conditions of this Agreement and said failure will continue for twenty-four (24) hours after oral or written notice from UCDP to Licensee; (b) any Kiosk is abandoned or vacated by Licensee; (c) the removal of any Kiosk from its designated Locations to another location in Attractions without the prior approval of UCDP; (d) the repeated violation or failure to observe or perform any of the covenants or conditions of this Agreement that Licensee has been given notice on one (1) prior occasion in any twelve (12) month period; (e) the assignment of this Agreement or the transfer of any interest herein to a third party without the prior written approval of UCDP; (f) if Licensee becomes insolvent or files any debtor proceedings, or should any adjudication in bankruptcy be rendered against Licensee, or should Licensee take or have taken against Licensee in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency or for reorganization or for the appointment of a receiver or trustee of all or a portion of Licensee’s property, and if the same is not discharged within sixty (60) days thereafter, (g) Licensee makes an assignment for the benefit of creditors, or petitions for or enters into an arrangement; (h) Licensee suffers any portion of its property used for the operation of the Business to be taken under any writ of attachment or execution, and the same is not discharged within thirty (30) days thereafter; or (i) the default of Licensee in the performance of any of its obligations and duties under any other agreement, license or lease, if any, between Licensee and UCDP and/or Universal, or either of their respective affiliates, subsidiaries or parents, wheresoever located, including, but not limited to all of Universal Orlando, Universal Studios Hollywood and its related facilities, including Universal Studios CityWalk Hollywood or any other locations owned, controlled or operated by UCDP and/or Universal, or either of their respective affiliates, subsidiaries or parents.

(b)           Remedies: Licensee hereby agrees that in any of the foregoing events, UCDP may elect any and all of the following remedies; (i) UCDP may sue to collect any and all sums which may accrue to UCDP by virtue of a violation of any provision of this Agreement and for any and all damages that may occur by virtue of the breach of this Agreement by the Licensee; (ii) UCDP may sue to restrain by injunction any violation or threatened violation of this Agreement; (iii) UCDP may terminate this Agreement by oral or written notice to Licensee; or (iv) UCDP may re-enter the Locations without terminating this Agreement and upon giving five (5) days oral or written notice, remove all personal property of Licensee therefrom at Licensee’s cost and expense. The remedies hereunder will be cumulative and not exclusive of any other remedy hereunder or to which UCDP may be entitled. If UCDP elects to terminate this Agreement due to a default by Licensee, UCDP will not be required to pay or otherwise reimburse Licensee for any costs, including, but not limited to, Licensee’s cost to construct the Kiosks, equip the Business or purchase inventory.

(c)           Termination: UCDP will, at its sole and subjective discretion, have the right to terminate this Agreement upon twenty-four (24) hours prior written notice to Licensee and to immediately regain possession of the Locations upon which or where the Business is operating upon a material breach of this Agreement by Licensee.

12.           Notice.                                Except as specifically provided elsewhere in this Agreement, any notice given under the provisions of this Agreement will be in writing and will be delivered personally, delivered by a nationally recognized courier or sent by certified or registered mail, postage prepaid:

To UCDP:	Ronald W. Sikes. V.P., Legal and Business Affairs
Universal Studios Florida
1000 Universal Studios Plaza

Orlando, Fl 32819

To Licensee                                Crystal Magic Inc.
2120 Hidden Pine Lane
Apopka, FL 32712
Attention: Steven M. Rhodes

13.           Relationship of Parties. Licensee will furnish all of the obligations to be performed hereunder to UCDP in Licensee’s capacity as an independent contractor. In no event will UCDP in be construed or held to be a partner, joint venturer or business associate of Licensee in the operation of the Business. Licensee agrees that the personnel necessary in the performance of its services hereunder will be Licensee’s employees, not employees of UCDP and Licensee will have all of the duties and responsibilities of an employer, including but not limited to payment of wages, payroll deductions and withholdings, employers’ taxes and workers’ compensation insurance.

14.           Non-Discriminatory Practices. Licensee agrees neither Licensee nor its subcontractors will discriminate against any business invitee, customer, employee or applicant for employment because of race, religion, color, sex, age, physical handicap, or national original except where sex or absence of physical handicap is a bona fide occupational qualification, and that Licensee will execute and cause each of its subcontractors to execute any such certificate and covenants not to discriminate, as may be required by any governmental authority.

15.           Logo Usage. Neither Licensee nor any of its employees, suppliers or others engaged by it in connection with its Business, by virtue of this Agreement, will acquire any right to use, and they will not use, the name of Universal or the name “Universal Studios” (either alone or in conjunction with or as a part of any other word, phrase or name) or any fanciful characters or designs of Universal Studios or any of its parent, related, affiliated or subsidiary entities in any advertising, publicity or promotion or to express or imply any endorsement of Licensee, except to the extent UCDP may expressly consent to in advance in writing, which consent UCDP may withhold at its discretion.

16.           Trade Secrets. Licensee agrees to refrain at all times from disclosing UCDP’s trade secrets, systems, concepts and designs, financial data and general business information which is not generally known by the public and which gives UCDP an advantage over its competitors who do not know or use this information to others or from using it except for the benefit of UCDP and/or its related entities, and to refrain from any other acts which would tend to destroy the value of this information to UCDP. Further, without the prior written approval of UCDP, Licensee and Licensee’s employees will not discuss the terms of this Agreement or their relationship to it or to UCDP with any branch of the media or with any third party, nor will they furnish any written materials.

photographs, drawings or sketches relating to the Agreement to any media entity or third party. Licensee will not use UCDP’s name or its association with UCDP in any form of advertising or promotions without UCDP’s prior written consent. Further, Licensee will not utilize the name of UCDP or any of its fanciful characters or themes, whether real or fictitious, associated with UCDP’s products, or any other intellectual properties owned or controlled by UCDP without the prior written consent of UCDP, which consent may be withheld by UCDP in its sole judgment

17.           Personnel.

(a)           Policies/Procedures: All proposed personnel policies and procedures, costume designs and grooming standards will be consistent with those of UCDP. All uniforms; costumes and other attire utilized by Licensee’s employees in the performance of their work activities at the Locations are subject to the prior written approval of UCDP and UCDP reserves the right to require Licensee to modify, replace, upgrade or otherwise change the same should UCDP deem such change to be in the best interests of the Attractions. Licensee shall be solely responsible to ensure that its employees, at all times, comply with the UCDP procedures regarding appearance, attire and grooming standards. UCDP may, at its option, offer Licensee the right to avail itself to the use of UCDP costumes or uniforms (“UCDP Wardrobe”) which are used by UCDP in the various Locations. If UCDP offers License the right to purchase of otherwise utilize UCDP’s services for such UCDP Wardrobe, then the procedure and costs shall be as set forth in Section 17(b) below. If UCDP does not offer Licensee the right to purchase or use UCDP Wardrobe, then the attire of Licensee’s employees shall be subject to UCDP’s prior approval and must be in keeping with the theme of the Locations in which each Kiosk is situated. Licensee shall require its employees to adhere to the dress code, attire and appearance as is approved by UCDP. UCDP may require Licensee to incorporate, at Licensee’s expense, employee name tags into the attire of its employees in a form and style as established from time to time by UCDP, which name tag may include the first name of the employee and his or her “home town.” Licensee may acquire such name tags from UCDP and reimburse UCDP on receipt of invoice for the cost of such name tags. The cost for the name tags, if acquired from UCDP, shall be the same charge as is levied against UCDP employees for a replacement name tag. Licensee is responsible for making arrangements with its employees regarding the purchase and maintenance of such name tags and as well as the purchase and maintenance of any approved attire or UCDP Wardrobe required while at work in the Business. UCDP may, at any time, direct Licensee to require any of its employee without name tags or employees not dressed in approved attire which is clean and neat in appearance and not worn or otherwise unsightly, to immediately conform to the requirements of this Section or leave the Attraction. Each and every representative and employee of

Licensee will adhere to the standard policies of UCDP relating to courteous guest relations and guest service while operating the Business.

(b)           Wardrobe /Appearance: If UCDP elects to offer Licensee the opportunity to utilize UCDP’s services to furnish, service and maintain Licensee’s employees’ attire and Licensee elects to use such services, then, Licensee will reimburse UCDP for the cost of servicing, repairing and cleaning such UCDP Wardrobe (the “Wardrobe Charge”) and Licensee hereby authorizes and directs UCDP to deduct any such Wardrobe Charge from Gross Receipts prior to paying Licensee’s Share to Licensee. Any charges to Licensee’s employees by Licensee will be solely within Licensee’s purview and any arrangements between Licensee and its employees with regards to any costs or charges for UCDP Wardrobe will be between such employees and Licensee. The procedure for the fitting, daily pick-up and turn-in of the UCDP Wardrobe by Licensee’s employees shall be the same as those policies and procedures for UCDP employees as are issued by the Wardrobe Department of UCDP, as the same may be modified, from time to time. It shall be Licensee’s responsibility to insure its employees are familiar with the Wardrobe Department’s policies and procedures and abide by same. Any violation of the Wardrobe Department’s procedures by a Licensee employee could, at UCDP’s sole option, result in the refusal of the Wardrobe Department to issue UCDP Wardrobe to such employee or to further service Licensee’s wardrobe needs.

For each UCDP Wardrobe Licensee elects to have furnished and maintained by UCDP, Licensee shall be charged by and shall pay to UCDP, on a monthly basis, a Wardrobe Charge of Fifty Dollars ($50.00) per month per employee for the handling, cleaning, servicing and replacing of each employee’s wardrobe. Any partial month occurring at the beginning or end of the period in which Licensee utilizes UCDP services for furnishing UCDP Wardrobe will be considered a full month for the purposes of calculating the monthly Wardrobe Charge. The Wardrobe Charge will also cover the fitting and other start-up costs incurred by UCDP in furnishing UCDP Wardrobe to Licensee’s employees. Licensee’s obligation to pay the Wardrobe Charge contained in this Section17 (b) shall be without setoff or deduction, shall be a material condition of this Agreement and shall survive the termination of this Agreement.

If Licensee elects to use the services of UCDP in furnishing, maintaining and cleaning Licensee’s wardrobe, if any UCDP Wardrobe is lost or is otherwise damaged beyond reasonable repair due to the misconduct or negligence of the Licensee’s employee, then Licensee will be charged a replacement fee of Thirty Dollars (30.00) for each article of clothing of UCDP Wardrobe which UCDP elects to replace. UCDP’s determination as to when it is necessary to replace UCDP Wardrobe or a part thereof due to an employee’s misconduct or negligence shall guideline, policy, rule or regulation established by UCDP from time to time relating to the Licensee’s employees or their conduct within the Attraction. Licensee will have an opportunity to object to the suspension or revocation of an entry permit or the removal of an employee by requesting in writing to UCDP for a hearing. Pending such hearing, UCDP’s action will not be disturbed or changed. UCDP’s decision after such hearing will then be final.

(e)           Solicitation of Employees: Licensee will not knowingly employ or solicit employment of any employee or ex-employee of UCDP or any other tenant, licensee, exhibitor or concessionaire of UCDP without the prior written consent of UCDP. Licensee will submit to UDCP the names of all employees of Licensee that will work at the Locations. UDCP may do’ a background check on any Licensee employee, and such background will be at no cost to Licensee.

(f)           Managers/Employees: The identity and occupational background of all key Business management personnel, including without limitation the Site Manager, will be provided in writing by Licensee to UCDP for review and approval. Further, on request, Licensee will submit the names and occupational background of other employees engaged in the Business to UCDP for its review and approval. Licensee will assign an on-site full time Site Manager to act as the primary interface with UCDP’s designated representative. The Site Manager will coordinate with UCDP’s representative on all technical questions, schedule conflicts, special requests, and other matters pertaining to the operation of the Business.

18.           Filming Operations.                                                      UCDP and persons designated by UCDP may take photographs and make motion pictures of the Business and may make sound recordings of, and otherwise visually and audibly reproduce (for example, but not by way of limitation, make live” or filmed television broadcasts, feature films, or radio broadcasts) all or a portion of the Business and persons and activities thereon, and UCDP or persons designed by UCDP may exploit the results or proceeds thereof without any payment of any kind to Licensee. Licensee will grant UCDP’s request for access to the Business in connection with the foregoing, and such activities will be conducted in a manner so as not to unreasonably interfere with the operations of Licensee or cause Licensee any cost or expense. UCDP will indemnify Licensee with respect to any claims that may arise out of any such activities.

19.           Miscellaneous.

(a)           Rules & Regulations/Parking/Access: Licensee agree to abide by all rules and regulations of UCDP and will follow any directions given by UCDP personnel with respect to the location of parking, areas of access, safety and other general operating instructions. UCDP will provide Licensee, on a daily basis, appropriate approved by the UCDP in writing: (i) Licensee will keep no live animals of any kind at the Locations; (ii) Licensee will not display or sell Merchandise, portable signs, devices or any other objects, outside of the Locations; (iii) Licensee will not erect or install any aerial antenna or “dish” and (iv) Licensee will not solicit or distribute material in any manner in any of the common areas of the Attraction.

20.           Governing Law/Compliance/Headings.

(a)           Occupational Fees/Licenses: Licensee will fully comply with payments of any fees related to all health, safety and other regulations and restrictions imposed by any governmental agency with jurisdiction over the operation of the Business. Licensee will be responsible for obtaining and maintaining at its expense during the Term all licenses, permits and other governmental approvals necessary to engage in, conduct and carry on the Business operations provided for in this Agreement and will comply with any and all governmental laws and regulations relating to the business conducted by Licensee at the Locations(s).

(b)           Compliance With Laws: Licensee will comply with all applicable federal, state and local laws, regulations and order with respect to the operation of the Business.

(c)           Governing Law: This Agreement will be construed in accordance with the laws of the State of Florida. This Agreement includes the entire understanding of the parties with respect to the subject matter hereof and all prior agreements with respect to subject matter have been merged herein. No representations or warranties have been made other than those expressly provided for herein. This Agreement may not be altered, modified, or changed in any way except by an instrument in writing signed by the parties.

(d)           Headings: The headings used in this Agreement are for reference only and will hot be construed to define or otherwise limit the terms and conditions expressed in the respective paragraphs.

(e)           Jurisdiction: Any legal proceeding of any nature brought by either party hereto against the other party to enforce any right or obligation under this Agreement, or arising out of any matter pertaining to this Agreement to be performed hereunder, will be submitted for trial without jury before any court of competent jurisdiction in Orange County, Florida.

(f)           WAIVER OF JURY TRIAL: THE PARTIES HERETO EXPRESSLY WAIVE TRIAL BY JURY IN ANY LEGAL PROCEEDING, CONSENT AND SUBMIT TO THE JURISDICTION OF ANY SUCH COURT AND AGREE TO ACCEPT SERVICE OF PROCESS OUTSIDE THE STATE OF FLORIDA IN

AGREED to and ACCEPTED:

Universal City Development Partners, LP,                                                         Crystal Magic, Inc.

By: /s/ Ronald W. PellyBy: /s/ Steven M. Rhodes

Its: Vice PresidentIts: President

Date: 9/15/00Date: 8/21/00

Tax ID#: 59-3502967

GUARANTY

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Guarantor agrees to be personally bound to UCDP for the full and faithful performance of the obligations undertaken in this Agreement by Licensee, including, but not limited to, the payment of all fees and sums arising or becoming due under the Agreement and, upon reasonable written notice from UCDP, will perform each and all of the obligations of Licensee hereunder in a timely manner. Nothing contained in this guaranty will modify, impair or otherwise limit the rights and remedies of UCDP provided for in this Agreement or by operation of law. This Guaranty and the obligations arising hereunder will survive the termination and/or expiration of the Agreement.

By:
Steven M. Rhodes

Date: